EXHIBIT 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
COMARCO, INC.,
a California corporation

By resolution of the Board of Directors (“Board”) of Comarco, Inc., a California corporation (the “Company”), taken on December 15, 2017, the Board approved an amendment and restatement of Article IV, Section 1(b), of the Company’s Amended and Restated Bylaws (the “Bylaws”) as follows:

Article IV, Section 1(b) of the Bylaws is amended and restated in its entirety to read as follows:

“(b) The exact number of directors shall be five, until changed as provided in subdivision (a) of this Section.”